Exhibit 12

                                                      TIME WARNER TELECOM INC.
                                                        RATIO OF EARNINGS TO
                                                            FIXED CHARGES
                                                           (IN THOUSANDS)


                                                                                                               Six Months Ended
                                                              YEARS ENDED DECEMBER 31,                              June 30
                                          -------------------------------------------------------------  -------------------------
                                                                HISTORICAL                  PRO FORMA(b)  HISTORICAL  PRO FORMA(b)
                                          ------------------------------------------------- ------------  ----------  -----------

                                            1995      1996        1997       1998     1999        1999       2000         2000
                                          -------    -------     -------   -------   -------    -------    -------       ------
EARNINGS (LOSS):
  Net income(loss) before income taxes... $(51,105)  $(86,116)  $(70,656) $(92,739) $(59,461)  $(233,890) $ 12,559     $(88,200)
  Interest expense.......................       25         55      1,544    29,198    45,264     153,127    20,614       74,306
  Portion of rents representative of an
    interest factor......................    1,050      1,374      1,793     2,322     3,223       5,256     2,349        3,707
                                          --------   --------   --------  --------  --------   ---------  --------     --------
Total earnings (loss)....................  (50,030)   (84,687)   (67,319)  (61,219)  (10,974)    (75,507)   35,522      (10,187)
                                          --------   --------   --------  --------  --------   ---------  --------     --------


FIXED CHARGES:
  Interest expense.......................       25         55      1,544    29,198    45,264     153,127    20,614       74,306
  Capitalized interest...................       --         --         --        88       253      30,810       656        9,001
  Portion of rents representative of an
    interest factor......................    1,050      1,374      1,793     2,322     3,223       5,256     2,349        3,707

                                          --------   --------    -------   -------  --------   ---------  --------     --------
    Total fixed charges.................. $  1,075   $  1,429    $ 3,337  $ 31,708  $ 48,740   $ 189,193  $ 23,619     $ 87,014
                                          --------   --------    -------  --------  --------   ---------  --------     --------
                                             (a)         (a)         (a)     (a)       (a)         (a)       1.50         (a)
RATIO OF EARNINGS TO FIXED CHARGES.......


------------------

(a) The deficiency of earnings to cover fixed charges was $51,105, $86,116, $70,656, $92,927 and $59,714 for the years ended
December 31, 1995, 1996, 1997, 1998 and 1999, respectively, and $264,700 and $97,201 for the pro forma year ended December 31, 1999 and the six months ended June 30, 2000, respectively.

(b) The pro forma data for the six months ended June 30, 2000 and the year ended December 31, 1999 give effect to the acquisition of substantially all of the assets of GST and related borrowings under the new credit facility and the bridge loan facility.
